Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, effective as of November 11, 2008, is made by and between Patrick D. Campbell (“Executive”) and 3M Company (“3M” or the “Company”) and amends that certain employment agreement, dated January 21, 2002, between Executive and 3M (the “Employment Agreement”).  Except as so amended, the Employment Agreement otherwise remains in full force and effect.

WHEREAS, the parties previously entered into the Employment Agreement to provide for Executive’s services as Senior Vice President Chief Financial Officer of the Company;

WHEREAS, Executive and the Company desire to amend Executive’s Employment Agreement on the terms set forth herein to:  (i) comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) (added by the American Jobs Creation Act of 2004), and (ii) to make other appropriate changes in the terms and conditions of such Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                       RETIREE MEDICAL BENEFITS.  Section 8(a) of the Employment Agreement is hereby amended to read as follows:

(a)  Retiree Medical Benefits.  The Company shall establish an opening account balance for Executive under its retiree medical program equal to 36,000 retiree medical credits.  Such credits will become available to you upon your retirement (specifically, your Separation from Service with the Company (i) after attaining age 55 with at least five years of employment service or (ii) after attaining age 65); provided, however, that if you are a Specified Employee at the time of your Separation from Service, such credits will become available to you on the first day of the seventh month following your Separation from Service.  The entire balance of the 36,000 credits will be imputed as income to you when such credits become available for use, regardless of when or whether you actually use the credits.

In recognition of such opening account balance, Executive will be eligible to earn additional retiree medical credits under such program only for up to an additional ten years of employment with the Company.

2.                                       GROSS UP FOR EXCISE TAXES.  Section 8(c) of the Employment Agreement is hereby amended by the addition of the following sentence at the end thereof:

The payment of this additional amount shall be made at the same time that payment of the corresponding excise taxes or similar taxes becomes due.

3.                                       FORMULA FOR SUPPLEMENTAL RETIREMENT BENEFIT.  Paragraph (i) of Section 9(a) of the Employment Agreement is hereby amended to read as follows:

(i)                                     One-twelfth of 45% of his highest average (4 years) annual earnings (base salary plus annual incentive or profit sharing), multiplied by the following fraction, where the numerator is the number of years Executive has been employed by the Company (up to 10) and the denominator is 10,

4.                                       PAYMENT OF SUPPLEMENTAL RETIREMENT BENEFIT.  Section 9(c) of the Employment Agreement is hereby amended to read as follows:

(c)                                  Payment.  Payment of the Supplemental Retirement Benefit shall be made in the form of a single lump sum cash amount equal to the Actuarially Equivalent present value of the annuity described in Section 9(a); provided, however, that the amount of such monthly annuity payments shall be Actuarially Adjusted in the event payment begins before Executive has attained age 60.  Payment of this lump sum shall occur within 60 days following Executive’s Separation from Service with the Company, subject to the provisions of Section 11(i) below.  In the event Executive will not receive any benefits under the Company’s pension plans (due to his death or termination of employment prior to vesting in such benefits), the Company shall still pay the Actuarial Equivalent of such Supplemental Retirement Benefit in a single lump payment within 60 days following Executive’s Separation from Service, subject to the provisions of Section 11(i) below.  For purposes of this Supplemental Retirement Benefit, the terms “Actuarially Equivalent” or “Actuarially Adjusted” shall mean making one benefit of equivalent value to another benefit using the interest rate and mortality assumptions then in effect under the Company’s nonqualified pension plans.  Payments of the Supplemental Retirement Benefit will be made from the Company’s general assets, and not from any trust funding the Company’s pension plans.

5.                                       PAYMENT OF TERMINATION BENEFITS.  Section 10(a) of the Employment Agreement is hereby amended to read as follows:

(a)                                  Termination without Cause or for Good Reason.  The Company may terminate Executive’s employment without Cause or Executive may terminate his employment for Good Reason.  In such event, the Company shall pay to Executive no later than the fifteenth day of the calendar month following Executive’s Separation from Service, subject to the provisions of Section 11(i) below, a lump sum cash amount equal to (a) two times his then current annual Base Salary and annual planned profit sharing or annual incentive if such termination occurs during the first five years following the Commencement Date, or (b) one times his then current annual Base Salary and annual planned profit sharing or annual incentive if such termination occurs more than five but no more than ten years following the Commencement Date.  Executive’s right to the payment described in the preceding sentence will be contingent upon his execution of a general release of all claims against the Company, in a form mutually acceptable to Executive and the Company.

The lump sum cash payment described in the foregoing paragraph is intended to qualify as an involuntary separation arrangement that is exempt from section 409A of the Code under the “short-term deferral” exception in section 1.409A-1(b)(4) of the Treasury regulations.  If such payment does not qualify as an involuntary separation payment, then such payment shall (to the extent not otherwise exempt under Treasury regulations) be delayed until 6 months after your Separation from Service if you are a Specified Employee at the time of your Separation from Service.  In the event that a six month delay of the payment is required, on the first day of the seventh month following your Separation from Service, you shall receive a lump sum payment of this cash amount together with interest, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service for the period between Executive’s Separation from Service and the payment date.

6.                                       OTHER TEMINATION EVENTS.  Section 10(b) of the Employment Agreement is hereby amended to read as follows:

(b)                                 Termination for Cause, upon Disability or other than for Good Reason.  During the Employment Period and thereafter, the Company may terminate Executive’s employment for Cause or in the event of Executive’s Disability, and Executive may terminate his employment for other than Good Reason.  In such event, Executive shall only be entitled to receive the Base Salary, profit sharing or annual incentive and other benefits he has accrued through the date of termination and Executive shall not be entitled to receive any severance payment.

7.                                       TERMINATION UPON DEATH.  Section 10(c) of the Employment Agreement is hereby amended to read as follows:

(c)                                  Termination upon Death.  Executive’s employment will automatically terminate in the event of his death.  In such event, Executive shall only be entitled to receive the Base Salary, profit sharing or annual incentive and other benefits he has accrued through the date of termination and Executive shall not be entitled to receive any severance payment.

8.                                       DEFINITION OF GOOD REASON.  Paragraph (iii) of Section 10(e) of the Employment Agreement is hereby amended to read as follows:

(iii)                               The term “Good Reason” means any one of the following events unless Executive otherwise agrees in writing:

(A)                              the Company reduces Executive’s total annual planned compensation (Base Salary plus profit sharing or annual incentive) by more than 15%;

(B)                                Executive is relocated to a primary work site located outside of a 50-mile radius of his then current work site; or

(C)                                Executive is reassigned to a position having primary responsibilities which are significantly less than those of his immediately prior position;

provided, however, that none of the above events will constitute Good Reason if the Company cures such event within 10 days after delivery of a written notice from Executive specifying the Good Reason.  If one of the above events occurs, Executive must deliver a written notice to the Company specifying the Good Reason within 90 days following the first occurrence of the event.

9.                                       ADDITION OF DEFINITION OF SEPARATION FROM SERVICE.  Section 10(e) of the Employment Agreement is hereby amended by the addition of the following new paragraph (iv):

(iv)                              The term “Separation from Service” means a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h)(1) or such other regulation or guidance issued under Section 409A of the Code.  Whether a Separation from Service has occurred depends on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period).

10.                                 ADDITION OF DEFINITION OF SPECIFIED EMPLOYEE.  Section 10(e) of the Employment Agreement is hereby amended by the addition of the following new paragraph (v):

(v)                                 The term “Specified Employee” means a “specified employee” as defined in Treas. Reg. Section 1.409-1(i) or such other regulation or guidance issued under Section 409A of the Code.

11.                                 ADDITION OF DEFINITION OF CODE.  Section 10(e) of the Employment Agreement is hereby amended by the addition of the following new paragraph (vi):

(vi)                              The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

12.                                 409A PROVISION.  Section 11 of the Employment Agreement is hereby amended to include the following new Section 11(i) at the end thereof:

(i)                                     Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the compensation and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision.  If on the date of Executive’s Separation from Service, Executive is a Specified Employee, then:

                                                (1)                                  payment of the Supplemental Retirement Benefit under Section 9(c) shall be delayed until the earlier of the first day of the seventh month following Executive’s Separation from Service or the date of his death, at which time Executive shall receive the lump sum amount together with interest, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service for the period between the Executive’s Separation from Service and the payment date; and

                                                (2)                                  any other payment made under this Agreement upon Executive’s Separation from Service that constitutes a “deferral of compensation” shall be  delayed until the earlier of the first day of the seventh month following Executive’s Separation from Service or the date of his death, at which time Executive shall receive a lump sum “catch up” payment equal to the cumulative payments missed on account of the delay, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service.

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been signed by the parties hereto on the date set forth below.

3M COMPANY		PATRICK D. CAMPBELL

By	/s/ Angela S. Lalor	/s/ Patrick D. Campbell
Date November 12, 2008		Date November 12, 2008